AMENDMENT TO STOCK PURCHASE AGREEMENT

This Amendment to Stock Purchase Agreement (this "Amendment"), dated as of January 11, 2008, is made by and among Iakona, Inc. ("Iakona"), Jason Kulpa ("Kulpa", and together with Iakona, "Seller") and All Ad Acquisition Inc. ("Buyer"). Each of Seller and Buyer are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

WHEREAS, Seller and Buyer are parties to a Stock Purchase Agreement dated as of November 14, 2007 (the "Purchase Agreement") pursuant to which Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the issued and outstanding shares in the capital of Ad Authority, Inc. (the "Company");

WHEREAS, Section 10.3 of the Purchase Agreement allows amendment of the Purchase Agreement only by a written instrument duly executed by or on behalf of each Party thereto; and

WHEREAS, the Parties wish to amend the Purchase Agreement to extend the outside date of the Closing;

WHEREAS, Seller acknowledges that in consideration for Seller's execution of this Amendment, Buyer shall cause to be paid to Iakona (or its designee) the Break-Up Fee Escrow Fund, as defined in that certain Break-Up Fee and Escrow Agreement, dated as of November 14, 2007, by and among Iakona, Buyer and SunTrust Bank, as escrow agent (the "Escrow Agreement"), which amount shall not reduce the Purchase Price that may be payable under the Purchase Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Purchase Agreement.

2. Termination. Section 8.1(b) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

> "by either Buyer or Seller, without liability to the terminating party on account of such termination if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to fully comply with its obligations hereunder) on or before February 29, 2008."

3. Break-Up Fee. Section 8.2(b) of the Purchase Agreement is hereby deleted in its entirety.

4. Release of Break-Up Fee Escrow Fund. The Parties hereby acknowledge that, notwithstanding anything in the Purchase Agreement or the Escrow Agreement to the contrary, release of the Break-Up Fee Escrow Fund to Seller shall not reduce the Purchase Price that may be payable to Seller under the Purchase Agreement and shall be in addition to any such Purchase Price and not deemed to be payment of any portion of the Purchase Price.

5. The Purchase Agreement shall remain in full force and effect, as amended hereby.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Amendment to be duly executed and delivered as of the date first above written.

IAKONA, INC.

By: ______________________
Name: KULPA
Title: CEO

____
JASON KULPA, as an individual

ALL AD ACQUISITION INC.

By: ______________________
Name:
Title:

For purposes of Section 9.3 only,

DUNCAN CAPITAL PARTNERS LLC

By: ______________________
Name:
Title:

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Amendment to be duly executed and delivered as of the date first above written.

IAKONA, INC.

By: ______________________
Name:
Title:

____
JASON KULPA, as an individual

ALL AD ACQUISITION INC.

By: ______________________
Name:
Title:

For purposes of Section 9.3 only,

DUNCAN CAPITAL PARTNERS LLC

By: ______________________
Name:
Title: